Summary of Non-Employee Director Compensation Effective January 2021

Annual Cash Retainer Fee[1]	$84,000
Annual Restricted Stock Unit (RSU) Retainer (in common stock equivalent)[2]	$110,000
Non-Executive Chairman Additional Annual Cash Retainer[1]	$40,000
Non-Executive Chairman Additional Annual RSU Retainer [2]	$40,000

Annual Retainer - Committee Member[1]:
Audit	$13,000
Leadership Development and Compensation Committee	$7,000
Nominating/Corporate Governance Committee	$7,000

Additional Annual Retainer for Committee Chairs[1]:
Audit	$15,000
Leadership Development and Compensation	$15,000
Nominating/Corporate Governance	$15,000

New Jersey Natural Gas Company (NJNG) Board Retainers[1]:
Annual Retainer - NJNG Board Member	$9,000
Additional Annual Retainer- NJNG Board Lead Director/Chairman*	$15,000

In the event of extraordinary circumstances resulting in an excessive number of Board or Committee meetings beyond the typical number of meetings of a Board or Committee in a given year, the Board retains discretion to pay an additional per meeting fee of $1,500 to each attending non-employee director that is a member of such Board or Committee.

1 Cash Retainers will be paid in two equal semi-annual installments: as soon as practicable after the annual meeting of shareowners and the July Board of Directors meetings.

2 Grants of the annual equity retainer in the form of restricted stock units (RSUs) will be made at the time of the annual meeting of shareowners. The number of RSUs will be based upon the closing price of a share of the Company’s common stock on the date of the grant. The RSUs will accrue dividends and will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the following annual meeting of shareowners. The RSUs will be prorated through a director's termination date if a director leaves the Board before the RSUs have vested. Upon vesting, the RSUs and accrued dividends will be converted into shares of NJR common stock. The cash and equity retainers are pro-rated for directors who serve only a portion of the year.

*This additional retainer will only be paid if the Lead Director or Chair of the New Jersey Natural Gas Company Board is a different person than the Chair of the New Jersey Resources Corporation Board.